Exhibit 99.1
PRESS RELEASE

Company Contact:
Jim Dorsey, Vice President Tel: 267-757-3000

Porter, LeVay & Rose, Inc. Linda Decker, VP — Investor Relations Bill Gordon, SVP- Media Tel: 212-564-4700
FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND YEAR-END 2008
FINANCIAL RESULTS
— Conference Call Today at 11:00 A.M. EST --
NEWTOWN, PA, February 11, 2009 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI), a global provider of clinical trial services, today announced its financial results for the fourth quarter and year ended December 31, 2008. The results include the operating results of Phoenix Data Systems, Inc. (“PDS”), whose acquisition was completed on March 24, 2008. The CapMed division, which was sold on January 6, 2009, was reclassified as a discontinued operation for all periods presented.
Financial highlights for continuing operations for the fourth quarter and year ended December 31, 2008 include:
•	Service revenues increased 48% to $15.0 million for the fourth quarter 2008 as compared to $10.1 million for the same period in 2007. Full year 2008 service revenues increased 50% to $56.2 million, as compared to $37.5 million in full year 2007. Fourth quarter and fiscal year 2008 service revenues attributable to PDS included $4.1 million and $12.5 million, respectively.

•	Income from continuing operations before interest and taxes increased 62% in the fourth quarter 2008 to $2.3 million as compared to operating income of $1.4 million for the fourth quarter 2007. Full year 2008 operating income increased 75% to $8.5 million compared to operating income of $4.8 million for 2007.

•	Income from continuing operations, net of taxes increased 72% to $1,673,000 for the fourth quarter 2008, or $0.11 per fully diluted share, versus net income of $971,000, or $0.08 per fully diluted share, in the fourth quarter of 2007. For the full year 2008, net income increased 73.5% to $5.8 million, or $0.40 per fully diluted share, versus net income for the full year 2007 of $3.3 million, or $0.26 per fully diluted share.

•	Backlog was $92.7 million as of December 31, 2008, compared to $92.5 million at December 31, 2007.
The CapMed division was sold on January 6, 2009, and as a result, we reclassified CapMed to discontinued operations. For the full year 2008, the loss from discontinued operations, net of taxes, of $3.0 million was comprised of a $2.6 million impairment charge due to the write down of the assets to the fair value of $500,000 as determined by the sale price of the CapMed segment, a $2.4 million operating loss for 2008 and an income tax benefit of $2.0 million.
Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging said, “2008 was a record year for Bio-Imaging as we benefited from not only the strength of our core business, but also from our acquisition of Phoenix Data Systems earlier in the year. The sale of CapMed enables us to focus on our suite of clinical trial services for our global pharmaceutical and biotech clients.”

Mr. Weinstein continued, “With the acquisition and integration of PDS into our suite of clinical trial services, we are capitalizing on our strong relationships with major pharmaceutical, biotech and medical device companies. With PDS’s broad array of eClinical data solutions, we have expanded our capabilities for clinical trials and leveraged our global operating capabilities and brand reputation for quality client service. We believe there are great opportunities in the electronic data capture (“EDC”) market, and our financial strength, global reach and clinical trials expertise will help us capture new opportunities. Included in our 2009 earnings guidance are certain additional investment expenditures at PDS to better position us to take advantage of these new opportunities. We believe Bio-Imaging’s success, despite the global economic slowdown, demonstrates not only our strong business model, but also the important role our clinical trial services play as major pharmaceutical, biotech and medical device companies strive to get their products to market. Our client base is large and diverse, and our customers rely on us for the accuracy and reliability of our products and services.”
Mr. Weinstein added, “Based on current market conditions we are presently maintaining our full-year 2009 service revenue guidance in the range of $60 to $63 million, with fully diluted earnings per share to be in the range of $0.23 to $0.25. We are confident about the long term opportunities for our business, but, we are cautious in the near term given the current market environment. We continue to see our clients responding to current economic conditions with some contract decisions being delayed and certain major projects being split into smaller components from a budget approval process. As a result, our backlog is down 8.8% sequentially as compared to our $101.7 million backlog as of the end of the third quarter 2008.”
He concluded, “We look forward to building upon our suite of clinical trial services in 2009, and benefiting from the opportunities within our industry. Consolidation, restructuring and downsizing have continued in the industry and have resulted in increased outsourcing of certain research and development activities. With our global presence and expanded suite of services, we believe we are well-positioned to benefit from these market trends as research and development continues. To broaden our services, we continue to seek acquisitions that expand our capabilities in the clinical trials arena, leverage our global operating capabilities and brand reputation for quality client service and utilize our existing relationships with major players in the pharma, biotech and medical device industries.”
Conference Call Information
Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EST to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers, conference ID# 82762888 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (800) 642-1687, from the U.S., or (706) 645-9291, for international callers, conference ID# 82762888. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.
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Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its Core Labs in Newtown, PA, and Leiden, The Netherlands, along with business offices in the United States, The Netherlands, Germany and France. Phoenix Data Systems, a division of Bio-Imaging Technologies, is a leading global clinical data services provider of electronic data capture (EDC) services and a comprehensive array of broadly interoperable eClinical data solutions to the pharmaceutical and biotechnology industries. Phoenix Data Systems delivers full service EDC, a unique combination of electronic data capture, interactive voice response, reporting, and data management solutions. Additional information about Bio-Imaging is available at www.bioimaging.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Service revenues	14,956	10,109	56,181	37,543
Reimbursement revenues	2,737	2,323	12,935	9,711

Total revenues	$17,693	$12,432	$69,116	$47,254

Costs and expenses:
Cost of service revenues	8,995	5,794	32,446	21,900
Cost of reimbursement revenues	2,737	2,323	12,935	9,711
Sales & marketing expenses	2,043	1,397	7,860	5,005
General & admin. expenses	1,614	1,495	7,015	5,734
Amortization of intangible assets related to acquisitions	11	11	380	56

Total cost and expenses	15,400	11,020	60,636	42,406

Income from continuing operations before interest and taxes	2,293	1,412	8,480	4,848
Interest income (expense) — net	74	170	422	643
Income tax provision	(694)	(611)	(3,103)	(2,148)

Income from continuing operations, net of taxes	1,673	971	5,799	3,343
Loss from discontinued operations, net of taxes	(1,836)	(174)	(3,001)	(1,011)

Net income (loss)	(163)	797	2,798	2,332

Basic earnings per share:
Income from continuing operations	$0.12	$0.08	$0.42	$0.29

Loss from discontinued operations	$(0.13)	$(0.01)	$(0.22)	$(0.09)

Net income (loss)	$(0.01)	$0.07	$0.20	$0.20

Weighted average number of shares — basic	14,341	11,725	13,752	11,616
Diluted earnings per share:
Income from continuing operations	$0.11	$0.08	$0.40	$0.26

Loss from discontinued operations	$(0.12)	$(0.01)	$(0.21)	$(0.08)

Net income (loss)	$(0.01)	$0.07	$0.19	$0.18

Weighted average number of shares — diluted	14,764	12,856	14,469	12,745
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)
ASSETS

	December 31, 2008	December 31, 2007
Current assets:

Cash and cash equivalents	$14,265	$17,915
Accounts receivable	11,886	5,881
Prepaid expenses and other current assets	3,195	1,235
Assets held for sale	500	2,703
Deferred income taxes	3 360	2,930

Total current assets	33,206	30,664

Property & equipment net	7,022	5,420
Intangibles, net	2,058	307
Goodwill	26,474	6,025
Other assets	591	641

Total assets	$69,351	$43,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,832	$1,864
Accrued expenses and other current liabilities	5,236	4,616
Deferred revenue	15,011	11,664
Current maturities of capital lease obligations	70	97

Total current liabilities	24,149	18,241

Long-term capital lease obligations	49	—
Deferred income taxes	1,157	691
Other liabilities	576	597

Total liabilities	25,931	19,529

Stockholders’ equity:
Common stock	4	3
Additional paid-in capital	42,270	25,084
Retained earnings (accumulated deficit)	1,088	(1,710)
Accumulated other comprehensive gain	58	151

Total stockholders’ equity	43,420	23,528

Total liabilities & stockholders’ equity	$69,351	$43,057

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Twelve Months Ended
	12/31/08	12/31/07
Cash flows from operating activities:
Net income	2,798	2,332
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	2,266	2,335
Provision for deferred income taxes	559	286
Bad debt provision (recovery)	(6)	15
Stock based compensation expense	563	474
Gain on foreign currency options	—	(10)
Loss from discontinued operations	3,001	1,011
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,242)	(145)
Increase in prepaid expenses and other current assets	(1,709)	(77)
Decrease (increase) in other assets	93	(53)
Increase in accounts payable	1,599	78
Increase in accrued expenses and other current liabilities	353	1,334
(Decrease) increase in deferred revenue	(946)	2,073
(Decrease) increase in other liabilities	(3)	23
Decrease in net assets held for sale	2,442	309

Cash provided by continuing operations activities	$9,768	$9,985

Cash used by discontinued operations	$(2,974)	$(1,319)

Net cash provided by operating activities	$6,794	$8,666

Cash flows from investing activities:
Purchases of property and equipment	(2,677)	(2,575)
Purchase of property and equipment for discontinued operation	(239)	(1,353)
Net cash paid for acquisitions	(7,928)	(3,507)

Net cash used in investing activities	$(10,844)	$(7,435)

Cash flows from financing activities:
Payments under equipment lease obligations	(153)	(454)
Proceeds from exercise of stock options	386	301
Excess tax benefit related to stock options	290	643

Net cash provided by financing activities	$523	$490

Effect of exchange rate changes on cash	(123)	28

Net (decrease) increase in cash and cash equivalents	(3,650)	1,749
Cash and cash equivalents at beginning of period	17,915	16,166

Cash and cash equivalents at end of period	$14,265	$17,915

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